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                                                       #2586







CONTACT: Mary Lou Kromer,     407-362-2600 or
                              800-GRACE99


                     GRACE BOARD ACCEPTS CEO'S RESIGNATION;
                              APPOINTS INTERIM CEO

                  BOCA RATON, Fla., March 2, 1995--W. R. Grace & Co. announced that it had accepted with regret today the resignation of J. P. Bolduc as president and chief executive officer of the company. Mr. Bolduc stated that his decision to resign his position resulted from differences of style and philosophy with the company's leadership.

                 Mr. Thomas Holmes, a director of the company for six years and the former chairman and chief executive officer of Ingersoll-Rand Corporation, has been elected acting president and chief executive officer. A committee of the Board of Directors will be formed to search for a permanent president and chief executive officer, both inside and outside of the company.

          The company expressed its appreciation to Mr. Bolduc for his many important contributions. It cited the sharp increase in the company's profitability and shareholder value during his tenure, as well as Mr. Bolduc's achievements in streamlining the company by reducing costs and disposing of non-core segments, while building up its principal lines of business. The company stated that it was


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confident that under Mr. Holmes' leadership, Grace will maintain its positive course on the foundation established by Mr. Grace and Mr. Bolduc.

          Mr. Holmes stated, "I am very pleased to have this new role, and W. R. Grace anticipates another year of earnings growth in 1995."

          Chairman Peter Grace said, "I am delighted to have a man of Tom Holmes' experience and talent leading the company at this time."

          Grace is the world's largest specialty chemicals company and holds a leadership position in specialized health care.


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